                                              Exhibit 99.1
DISCOVER FINANCIAL SERVICES REPORTS SECOND QUARTER 2023 NET INCOME OF $901 MILLION
OR $3.54 PER DILUTED SHARE

BOARD OF DIRECTORS DECLARES SEMI-ANNUAL DIVIDEND FOR PREFERRED STOCK AND QUARTERLY DIVIDEND FOR COMMON STOCK

Second Quarter 2023 Results
	2023	2022(1)	YOY Change
Total loans, end of period (in billions)	$117.9	$99.3	19%
Total revenue net of interest expense (in millions)	$3,878	$3,213	21%
Total net charge-off rate	3.22%	1.80%	142 bps
Net income/(loss) (in millions)	$901	$1,103	(18)%
Diluted EPS	$3.54	$3.93	(10%)
Note(s)
1. The comparative prior quarter ended June 30, 2022 has been restated to reflect immaterial corrections to the financial statements. See
Reconciliation of Prior Periods in the Financial Supplement for reconciliation to previously reported results

Riverwoods, IL, July 19, 2023 - Discover Financial Services (NYSE: DFS) today reported net income of $901 million or $3.54 per diluted share for the second quarter of 2023, as compared to a net income of $1.1 billion or $3.93 per diluted share for the second quarter of 2022.

“This quarter again showed the strength of Discover’s business model, as revenue growth offset the impact of normalizing charge-offs, and our deposit base grew another 4%. We are also seeing positive early results from the relaunch of our cash back debit product, an important strategic milestone,” said Roger Hochschild, Discover’s CEO and President. “We are actively enhancing our governance and oversight structures and are making significant investments in our compliance management system. We remain deeply committed to achieving excellence in all these areas.”

Segment Results

Digital Banking

Digital Banking pretax income of $1.1 billion for the quarter was $322 million lower than the prior year period reflecting a higher provision for credit losses and higher operating expenses, partially offset by increased revenue net of interest expense.

Total loans ended the quarter at $117.9 billion, up 19% year-over-year, and up 5% sequentially. Credit card loans ended the quarter at $94.0 billion, up 19% year-over-year. Personal loans increased $2.0 billion, or 27%, and private student loans increased $167 million, or 2%, year-over-year. The organic student loan portfolio, which excludes purchased loans, increased $311 million, or 3% from the prior year period.

Net interest income for the quarter increased $567 million, or 22% driven by higher average receivables and net interest margin expansion. Net interest margin was 11.06%, up 12 basis points versus the prior year. Card yield was 15.14%, up 233 basis points from the prior year primarily driven by higher market rates and higher revolve rate, partially offset by higher interest charge-offs and a slightly higher mix of receivables at a promotional rate. Interest expense as a percent of total loans increased 260 basis points from the prior year period, primarily driven by higher funding costs.

Non-interest income increased $40 million, or 7%, from the prior year period, mainly driven by higher loan fee income and discount/interchange revenue, partially offset by higher rewards cost driven by a change in the 5% category from gas to restaurants.

The total net charge-off rate of 3.22% was 142 basis points higher versus the prior year period reflecting credit normalization across the portfolio. The credit card net charge-off rate was 3.68%, up 167 basis points from the prior year period and up 58 basis points from the prior quarter. The 30+ day delinquency rate for credit card loans was 2.86%, up 110 basis points year-over year and up 10 basis points from the prior quarter. The student loan net charge-off rate was 1.25%, up 17 basis points from the prior year and up 21 basis points from the prior quarter. Personal loans net charge-off rate of 2.28% was up 107 basis points from the prior year and up 34 basis points from the prior quarter.

Provision for credit losses of $1.3 billion increased $756 million from the prior year driven by a $263 million higher reserve build in the current quarter and a $495 million increase in net-charge offs.

Total operating expenses were up $173 million year-over year, or 15%, across most line items primarily driven by investment in compliance management systems. The increase in employee compensation was due to higher headcount. Professional fees increased due to higher technology and consulting costs, partially offset by a one-time adjustment related to collection fee expense. Marketing increased primarily due to investments in consumer banking products. Other expense increased due to legal reserve and remediation costs.

Payment Services

Payment Services pretax income of $70 million was up $50 million year-over-year. Higher revenue was driven by $42 million net losses on equity investments in the prior year quarter.

Payment Services volume was $89.3 billion, up 8% year-over-year. PULSE dollar volume was up 10% primarily driven by increased debit transaction volume. Diners Club volume was up 18% year-over-year reflecting an increase in corporate spending and an improvement in global T&E. Network Partners volume decreased 10% from the prior year primarily reflecting lower transaction volume.

Background on Card Product Misclassification

Beginning around mid-2007, Discover incorrectly classified certain credit card accounts into our highest merchant and merchant acquirer pricing tier. Incremental revenue resulting from this card product misclassification amounted to less than 1% of our cumulative discount and interchange revenue, gross, since that time, or less than two basis points as a percentage of sales over this timeframe. The misclassification affected pricing for certain merchants and merchant acquirers, but not for cardholders. Based on information available as of June 30, 2023, the Company determined that the revenue impact of the incorrect card product classification was not material to the consolidated financial statements of the Company for any of the impacted periods. Notwithstanding, for go-forward comparative purposes, the Company corrected the recognition of discount and interchange revenue as well as the related impacts to assets, liabilities and retained earnings in all prior periods presented. After adjusting for tax effects, the cumulative impact to beginning retained earnings as of April 1, 2023, was a decrease of $255 million, and the impact to net income for the quarter ended March 31, 2023, was a reduction of $8 million. As of June 30, 2023, the Company’s consolidated financial statements reflect a liability of $365 million within accrued expenses and other liabilities to provide refunds to merchants and merchant acquirers as a result of the card product misclassification.

Management is taking actions to correct the card product misclassification going forward and to prepare a program to compensate affected direct merchants and merchant acquirers. However, given differences in individual merchant agreements, changes in network terms, and availability of historical data, it is difficult to determine the final amount of potential refunds at this time. An investigation into this issue by an external law firm working at the direction of the Audit Committee of the Board of Directors is ongoing.

Discover is in discussions with its regulators regarding this matter and corporate governance and risk management. In addition, the Company received a proposed consent order from the FDIC in connection with consumer compliance. This proposed consent order does not include the card product classification matter. Additional supervisory actions could occur.

Share Repurchase

During the second quarter of 2023, the company repurchased approximately 6.8 million shares of common stock for $700 million. Shares of common stock outstanding declined by 2.6% from the prior quarter. The Company has decided to pause share repurchases while the internal review of compliance, risk management and corporate governance is pending.

Dividend Declaration

The Board of Directors of Discover Financial Services declared a semi-annual cash dividend on its Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series C, in the amount of $2,750 per share. The dividend equals $27.50 per depositary share, each representing 1/100th interest in a share of the Series C Preferred Stock. The dividend will be payable on October 30, 2023, to the holders of record at the close of business on October 13, 2023.

The Board of Directors of Discover Financial Services declared a semi-annual cash dividend on its Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series D, in the amount of $3,062.50 per share. The dividend equals $30.625 per depositary share, each representing 1/100th interest in a share of the Series D Preferred Stock. The dividend will be payable on September 25, 2023, to the holders of record at the close of business on September 8, 2023.

The Board of Directors declared a quarterly cash dividend of $0.70 per share of common stock payable on September 7, 2023, to holders of record at the close of business on August 24, 2023.

Conference Call and Webcast Information

The company will host a conference call to discuss its second quarter results on Thursday, July 20, 2023, at 7:00 a.m. Central Time. Interested parties can listen to the conference call via a live audio webcast at https://investorrelations.discover.com.

About Discover

Discover Financial Services (NYSE: DFS) is a digital banking and payment services company with one of the most recognized brands in U.S. financial services. Since its inception in 1986, the company has become one of the largest card issuers in the United States. The company issues the Discover® card, America's cash rewards pioneer, and offers private student loans, personal loans, home loans, checking and savings accounts and certificates of deposit through its banking business. It operates the Discover Global Network® comprised of Discover Network, with millions of merchants and cash access locations; PULSE®, one of the nation's leading ATM/debit networks; and Diners Club International®, a global payments network with acceptance around the world. For more information, visit www.discover.com/company.

Contacts
Investors:                Media:
Eric Wasserstrom, 224-405-4555        Matthew Towson, 224-405-5649
investorrelations@discover.com        matthewtowson@discover.com

A financial summary follows. Financial, statistical, and business related information, as well as information regarding business and segment trends, is included in the financial supplement filed as Exhibit 99.2 to the company's Current Report on Form 8-K filed today with the Securities and Exchange Commission (“SEC”). Both the earnings release and the financial supplement are available online at the SEC's website (http://www.sec.gov) and the company's website (https://investorrelations.discover.com).

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements, which speak to our expected business and financial performance, among other matters, contain words such as "believe," "expect," "anticipate," "intend," "plan," "aim," "will," "may," "should," "could," "would," "likely," "forecast," and similar expressions. Such statements are based on the current beliefs and expectations of our management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements. These forward-looking statements speak only as of the date of this press release and there is no undertaking to update or revise them as more information becomes available.

The following factors, among others, could cause actual results to differ materially from those set forth in the forward-looking statements: changes in economic variables, such as the availability of consumer credit, the housing market, energy costs, the number and size of personal bankruptcy filings, the rate of unemployment, the levels of consumer confidence and consumer debt and investor sentiment; the impact of current, pending and future legislation, regulation, supervisory guidance and regulatory and legal actions, including, but not limited to, those related to accounting guidance, tax reform, financial regulatory reform, consumer financial services practices, anti-corruption and funding, capital and liquidity; the actions and initiatives of current and potential competitors; our ability to manage our expenses; our ability to successfully achieve card acceptance across our networks and maintain relationships with network participants and merchants; our ability to sustain and grow our private student loan, personal loan and home loan products; difficulty obtaining regulatory approval for, financing, closing, transitioning, integrating or managing the expenses of acquisitions of or investments in new businesses, products or technologies; our ability to manage our credit risk, market risk, liquidity risk, operational risk, legal and compliance risk and strategic risk; the availability and cost of funding and capital; access to deposit, securitization, equity, debt and credit markets; the impact of rating agency actions; the level and volatility of equity prices, commodity prices and interest rates, currency values, investments, other market fluctuations and other market indices; losses in our investment portfolio; limits on our ability to pay dividends and repurchase our common stock; limits on our ability to receive payments from our subsidiaries; fraudulent activities or material security breaches of our or others' key systems; our ability to remain organizationally effective; our ability to increase or sustain Discover card usage or attract new customers; our ability to maintain relationships with merchants; the effect of political, economic and market conditions, geopolitical events, climate change, pandemics and unforeseen or catastrophic events; our ability to introduce new products and services; our ability to manage our relationships with third-party vendors, as well as those with which we have no direct relationship such as our employees' internet service providers; our ability to maintain current technology and integrate new and acquired systems and technology; our ability to collect amounts for disputed transactions from merchants and merchant acquirers; our ability to attract and retain employees; our ability to protect our reputation and our intellectual property; our ability to comply with regulatory requirements; and new lawsuits, investigations or similar matters or unanticipated developments related to current matters. We routinely evaluate and may pursue acquisitions of or investments in businesses, products, technologies, loan portfolios or deposits, which may involve payment in cash or our debt or equity securities.

Additional factors that could cause the company's results to differ materially from those described in the forward-looking statements can be found under “Risk Factors,” “Business - Competition,” “Business - Supervision and Regulation” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in the company's Annual Report on Form 10-K for the year ended December 31, 2022, "Risk Factors" and “Management's Discussion & Analysis of Financial
Condition and Results of Operations” in the company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2023 which is filed with the SEC and available at the SEC's internet site (http://www.sec.gov) and subsequent reports on Forms 8-K and 10-Q, including the company's Current Report on Form 8-K filed today with the SEC.